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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of report (Date of earliest event reported) June 3, 1996



                             LCI INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



                                  Delaware
               (State or other jurisdiction of incorporation)



     0-21602                                 13-3498232
(Commission File Number)            (I.R.S. Employer Identification No.)



8180 Greensboro Drive, Suite 800
        McLean, Virginia                                22102
(Address of principal executive offices)             (Zip Code)



                             (703) 442-0220
         (Registrant's telephone number, including area code)


    (Former name or former address, if changed since last report)



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ITEM 5. Other Events.

         On June 3, 1996, LCI International, Inc. (the "Company") announced that its Board of Directors authorized the redemption of the outstanding shares of its 5% Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), on September 3, 1996. As of June 3, 1996, approximately 2.5 million of the 4.6 million shares of Preferred Stock originally issued had been converted into shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and approximately 2.1 million shares of Preferred Stock remained outstanding. Of the total number of shares of Preferred Stock converted to shares of Common Stock, the Company entered into agreements with certain holders of the Preferred Stock to convert approximately 2.0 million shares of Preferred Stock at the stated conversion rate plus a negotiated cash payment.

         In accordance with the terms of the Preferred Stock, stockholders have the right to convert their shares of Preferred Stock into shares of Common Stock through the close of business on September 3, 1996. Each share of Preferred Stock timely presented will be converted into 2.63 shares of Common Stock, with a cash adjustment paid for any fractional share resulting from the conversion. Any shares of Preferred Stock not presented for conversion by September 3, 1996 will be redeemed for $25.50 per share, plus any accrued and unpaid dividends through August 31, 1996. The agent for both conversion and redemption of the Preferred Stock is Fifth Third Bank, Cincinnati, OH. Redemption notices and letters of transmittal will be mailed to holders of the Preferred Stock on or about July 8, 1996.

         The redemption of the remaining 2.1 million shares of Preferred Stock outstanding will save the Company approximately $2.6 million annually in dividend payments.



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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       LCI INTERNATIONAL, INC.

DATE: June 11, 1996                    BY:  /s/ Joseph A. Lawrence
                                                Joseph A. Lawrence
                                            Chief Financial Officer,
                                            Senior Vice President Finance
                                            and Corporate Development